Exhibit 99.1

CHINA EDUCATION INTERNATIONAL, INC. ANNOUNCES 2.5 FOR 1 FORWARD STOCK SPLIT

DELRAY BEACH, FL, MAY 14, 2012 -- China Education International, Inc. (“CEII” or the “Company”) (OTCBB:CEII), a manager and operator of private schools and educational activities in China, announced today that its Board of Directors has approved a 2.5 for 1 forward split of its common stock. As a result of the stock split, each shareholder as of the close of business on May 7, 2012 will receive one and one half additional shares of common stock for each share held as of that date. The forward stock split will become effective at the opening of trading on May 14, 2012.

Shares held electronically in street name will be automatically converted to reflect the forward stock split. Stockholders holding certificates will receive new share certificates reflecting the newly issued shares from the Company’s transfer agent. The Company will not issue any fractional shares as a result of the stock split and if any fractional shares would otherwise result from the stock split, they will be rounded up to the next whole number.

About China Education International, Inc.

CEII manages the operations of private Chinese schools and educational organizations, and develops international programming and partnership programs for those schools.  We currently manage the operation of Shaoxing High School, Pingtan Lanhua School and Hefei Meihua Training School. The Company has also entered into contractual arrangements to manage and operate Peng Tuo Information Technology Co. Ltd. a provider of training in the areas of software development, computer animation, finance, accounting, and business related educational services.  The Company expects this transaction to close in the second quarter of 2012.

For a more complete description of the Company’s business and financial results for the fiscal year ended December 31, 2011, please refer to the Company’s Annual Report on Form 10-K filed with the SEC on April 11, 2012.

Forward-Looking Statements
This press release contains includes forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.   CEII expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Joel Mason, Chairman & CEO
(561) 266-3059
Info@ChinaEducationIntl.com